Free Writing Prospectus

Dated May 18, 2015

Filed pursuant to Rule 433

Registration No. 333-190737

Investor Contact:

Greg Diamond

914-865-3190

Media Contact:

Kevin Brown

914-765-3190

MBIA Inc. Announces Sale of 27,250,000 Shares of Common Stock by Selling Stockholders

PURCHASE, NY – May 18, 2015 – MBIA Inc. (NYSE: MBI) (the “Company”) today announced the sale of an aggregate of 27,250,000 shares of the Company’s common stock by investment funds affiliated with Warburg Pincus LLC (“Warburg Pincus”) in a registered public offering. Warburg Pincus will receive all of the net proceeds from this offering. No shares are being sold by the Company or by any members of the management team.

BTIG, LLC is acting as sole underwriter for the offering. BTIG, LLC proposes to offer the shares of common stock from time to time for sale in one or more transactions on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part.

Subject to the completion of this offering, the Company’s subsidiary, National Public Finance Guarantee Corporation, will repurchase from BTIG 8,000,000 shares of its common stock that are the subject of this offering at a price per share equal to the price at which the underwriter will purchase such shares from Warburg Pincus in this offering.

After completion of the offering, Warburg Pincus will hold 18,372,877 shares of the Company’s common stock and will continue to have two nominees on the Company’s board of directors.

The Company’s effective registration statement, including a prospectus, relating to the offering was previously filed with the U.S. Securities and Exchange Commission (“SEC”). Investors should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering before investing. These documents are available for free by searching for the Company’s public filings on the SEC’s website at www.sec.gov, or by visiting the Company’s investor relations website at investor.mbia.com. Alternatively, copies of the prospectus and prospectus supplement, when available, may be obtained from BTIG, LLC, 825 3rd Ave, 6th FL, New York, NY 10022, email: USSyndicate@btig.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About MBIA

MBIA Inc., headquartered in Purchase, New York, is a holding company whose subsidiaries provide financial guarantee insurance for the public and structured finance markets.

Forward-Looking Statements

The information contained in this press release should be read in conjunction with our filings made with the Securities and Exchange Commission. This release includes statements that are not historical or current facts and are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,” “anticipate,” “project,” “plan,” “expect,” “intend,” “will likely result,” “looking forward” or “will continue,” and similar expressions identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected, including, among other risks and uncertainties, the possibility that the Company will experience increased credit losses or impairments on public finance obligations we insure issued by state, local and territorial governments and finance authorities that are experiencing fiscal stress, the possibility that MBIA Corp. will have inadequate liquidity to pay expected claims as a result of increased losses on certain structured finance transactions, in particular residential mortgage-backed securities transactions that include a substantial number of ineligible mortgage loans, or a delay or failure in collecting expected recoveries, the possibility that loss reserve estimates are not adequate to cover potential claims, a disruption in the cash flow from our subsidiaries or an inability to access capital and our exposure to significant fluctuations in liquidity and asset values within the global credit markets as a result of collateral posting requirements, our ability to fully implement our strategic plan, including our ability to maintain high stable ratings for National and generate investor demand for our financial guarantees, deterioration in the economic environment and financial markets in the United States or abroad, and adverse developments in European sovereign credit performance, real estate market performance, credit spreads, interest rates and foreign currency levels, the effects of governmental regulation, including insurance laws, securities laws, tax laws, legal precedents and accounting rules; and uncertainties that have not been identified at this time. These and other factors that could affect financial performance or could cause actual results to differ materially from estimates contained in or underlying the Company’s forward-looking statements are discussed under the “Risk Factors” section in MBIA Inc.’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which may be updated or amended in the Company’s subsequent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only to their respective dates. The Company undertakes no obligation to publicly correct or update any forward-looking statement if it later becomes aware that such result is not likely to be achieved.